Exhibit 99.1

For Release:  Tuesday, April 17, 2007

Contact:  Douglas Stewart, President-CEO
                 Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
EARNINGS AND DECLARES DIVIDEND

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation announced today the Corporation’s results for the third quarter of the fiscal year ending June 30, 2007 and year to date results for the period ending March 31, 2007, as well as a regular quarterly dividend to be paid to its shareholders.

Net income for the quarter ended March 31, 2007 was $255,000, or $0.19 basic and diluted earnings per share compared to $242,000, or $0.18 basic and diluted earnings per share for the same quarter in 2006.  The increase of $13,000 in net income for the current quarter was primarily the result of a decrease of $30,000 in provision for loan losses coupled with an increase of $14,000 in net interest income.  This was partially offset by an increase of $26,000 in noninterest expense and an increase of $6,000 in income taxes.  The decrease in provision for loan losses resulted from $30,000 in required provisions during the prior period primarily related to an increase in the balance of commercial loans with a loss classification.  During the current three-month period no additional provisions were required as allowance balances remained at adequate levels for the corresponding classified loan amounts.  The increase in noninterest expense was primarily due to an increase of $12,000 in professional services during the current period relating to the addition of third party reviews to assist the Corporation with regulatory compliance.

The Corporation’s year to date net income for the nine months ended March 31, 2007 was $825,000, or $0.62 basic and diluted earnings per share compared to $767,000, or $0.56 basic and diluted earnings per share for the same period a year ago.  The year to date comparison represents an increase in net income of $58,000 for the current year.  For the nine-month comparison, the Corporation realized a decrease of $117,000 in provision for loan losses from $48,000 for the nine months ended March 31, 2006 to a negative provision of $69,000 for the current nine months.  This offset a decrease of $7,000 in net interest income, a decrease of $4,000 in noninterest income and an increase of $26,000 and $21,000 in noninterest expense and income tax expense respectively.  The negative provision for loan losses was primarily the result of the positive resolution of a commercial loan that had a specific loss allocation of $80,000 at June 30, 2006.

On April 11, 2007, the Board of Directors declared a quarterly dividend of $0.16 per share for record holders as of April 30, 2007.  The dividend will be payable on May 15, 2007.  At March 31, 2007, Peoples-Sidney Financial Corporation had assets of $138.7 million and shareholders’ equity of $15.5 million.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.